EXHIBIT 99.1

The Chemours Company Reports Strong Fourth Quarter and Full Year 2020 Results with Solid Momentum Across Core Markets

Projects FY 2021 Adjusted EBITDA Growth of ~22%

WILMINGTON, Del., February 11, 2021 /PRNewswire/ -- The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions today announced its financial results for the fourth quarter and full year 2020.

Full Year 2020 Results & Highlights

•	Net Sales of $5.0 billion
•	Net Income of $219 million with EPS of $1.32
•	Adjusted Net Income* of $329 million with Adjusted EPS* of $1.98
•	Adjusted EBITDA* of $879 million
•	Free Cash Flow* of $540 million
•	Extended debt maturities while preserving strong balance sheet; ample liquidity of $1.8 billion
•	Delivered on actions to achieve $160 million cost reduction and $125 million capex reduction in 2020
•	Chemours, DuPont and Corteva announced resolution of legacy PFAS claims

Fourth Quarter 2020 Results & Highlights

•	Net Sales of $1.3 billion, nearly level with prior-year quarter
•	Net Income of $19 million, with EPS of $0.11
•	Adjusted Net Income* of $103 million, with Adjusted EPS* of $0.61
•	Adjusted EBITDA* of $246 million up 8% year-over-year
•	Free Cash Flow* of $300 million
•	The company’s Board of Directors approved a first quarter 2021 dividend of $0.25 per share, consistent with the prior quarter
•	As concurrently announced, Chemours is reporting two new segments starting in Q4 2020 – Advanced Performance Materials and Thermal & Specialized Solutions – formerly the Fluoroproducts segment

2021 Outlook

•	Adjusted EBITDA* between $1.0 to $1.15 billion, up 22% from 2020 at the mid-point
•	Adjusted EPS* between ~$2.40 and $3.12
•	Capex of ~$350 million with Free Cash Flow* expected to be greater than $350 million

“2020 was an unprecedented year, but I am proud of this company and the 6,500 members of our team that delivered solid results,” said Chemours President and CEO Mark Vergnano.  “Our COVID-19 response plan enabled Chemours to deliver robust Free Cash Flow as we prioritized cash and liquidity in a challenging demand environment.  As the recovery gained momentum, we were ready to safely serve our customers and delivered fourth quarter sales performance nearly equal to pre-pandemic levels.”

2020 Net Sales were $5.0 billion, 10% lower than the prior year.  Higher year-over-year sales in Titanium Technologies were offset by declines in Thermal & Specialized Solutions, Advanced Performance Materials and Chemicals Solutions where customer demand was significantly impacted by the COVID-19 pandemic.

*For information on our non-GAAP financial measures, please refer to the attached "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)"

EXHIBIT 99.1

2020 Net Income was $219 million resulting in EPS of $1.32.  2020 Adjusted Net Income was $329 million resulting in Adjusted EPS of $1.98.  Adjusted EBITDA for 2020 was $879 million in comparison to $1,020 million in the prior year, a result of lower sales, partially offset by lower costs related to cost reductions and savings initiatives in response to the COVID-19 pandemic and structural cost reductions.

Fourth quarter 2020 Net Sales were $1.3 billion, 1% lower than the prior-year quarter, which included a (2%) portfolio impact from the divested MAP business. The 8% sequential sales improvement was supported by a global macro recovery that drove sales higher in Titanium Technologies, Advanced Performance Materials and Chemicals Solutions. Thermal & Specialized Solutions sales declined modestly quarter-over-quarter from typical seasonal selling patterns, as expected.  Strong sequential volume growth accounted for the majority of the fourth quarter sales performance with a partial offset from lower global average prices.

Fourth quarter Net Income was $19 million, resulting in EPS of $0.11.  Adjusted Net Income was $103 million, resulting in Adjusted EPS of $0.61, up $0.05 from the prior year.  Adjusted EBITDA for the fourth quarter 2020 was $246 million in comparison to $227 million in the prior-year fourth quarter, a result of higher volume, lower cost and favorable currency impact, partially offset by lower average pricing.

Titanium Technologies
Titanium Technologies (TT) segment Net Sales in the full year were $2.4 billion, a 2% increase vs. the prior year.  This was the result of 8% higher volume, primarily driven by Ti-Pure™ titanium dioxide, partially offset by 6% lower global average selling prices.  Volume increased in nearly all regions, led by EMEA.  All selling channels contributed to the annual volume growth with strong year-over-year improvement in Plastics and Laminates sales.  2020 segment Adjusted EBITDA was $510 million as compared to $505 million in the prior-year period as the impact of higher sales and cost reductions was offset by reduced global average selling price.

Titanium Technologies segment Net Sales in the fourth quarter were $691 million in comparison to $610 million in the prior-year quarter. Volume increased 17% versus the prior-year fourth quarter, a result of demand recovery in the architectural coatings, laminates and plastics markets.  Global average selling prices were down 6% on a year-over-year basis largely as a result of price changes made in 2019.  Ti-Pure™ account level pricing has been largely stable across much of 2020, in-line with our TVS Strategy.  Segment Adjusted EBITDA increased by 30% to $149 million, in comparison to $115 million in the prior-year fourth quarter.  Titanium Technologies segment net sales increased 13% on a sequential basis, with Adjusted EBITDA up 16% on a sequential basis.  Sequential volume strength was driven by a continuation of demand recovery across most geographic regions and end-markets.

Thermal & Specialized Solutions

Thermal & Specialized Solutions (TSS), formerly referred to as Fluorochemicals, is comprised of Opteon™ and Freon™ refrigerants, alongside several other related product categories.  TSS Net Sales in the full year were $1.1 billion, a 16% decline vs. 2019 driven by 9% lower volume and 7% lower prices.  COVID-19 significantly impacted end-market demand in the year, particularly in the automotive sector.  Sales volume rebounded in the second half of the year as the global recovery proceeded, supporting the continued Opteon™ adoption.  Full year 2020 Segment Adjusted EBITDA was $354 million vs. $398 million in 2019.  The impact of lower sales on segment profit was offset by enhanced operational performance and cost savings associated with ramp up of Opteon™ production in Corpus Christi.

TSS segment Net Sales in the fourth quarter were $272 million in comparison to $290 million in the prior-year quarter.  Segment volume was flat versus the prior-year quarter, despite higher Opteon™ volume from continued adoption in stationary applications and in the auto aftermarket.  Price declined 7% versus the prior-year quarter, primarily due to contractual price adjustments for refrigerants as well as product and customer mix.  As expected, typical seasonal selling patterns led to a sequential volume decline of 4% as better Opteon™ sales volume was offset by weaker volume in other product categories.  Segment Adjusted EBITDA of $105 million increased 28% versus the prior-year quarter driven by improved cost performance from ramp up of Opteon™ production at our Corpus Christi site and enhanced operating discipline, which more than offset the impact of reduced price.

EXHIBIT 99.1

Advanced Performance Materials

Advanced Performance Materials (APM), formerly referred to as Fluoropolymers, includes the Teflon™, Viton™, Nafion™, and Krytox™ polymer platforms.  APM Net Sales in the full year were $1.1 billion, a 17% decline, driven by 15% lower volume and 2% reduced average selling price.  COVID-19 negatively impacted demand across most end-markets and geographies with select areas of demand resiliency in our more differentiated product platforms.  Full year Adjusted EBITDA of $126 million was 30% lower than 2019, primarily attributable to the impact of lower sales.  We also incurred costs associated with the temporary idling of certain of our production lines due to reduced customer demand that were partially offset by enhanced operational performance at certain of our operating facilities, our cost reductions and savings initiatives in response to the COVID-19 pandemic and structural cost reductions.

APM segment Net Sales in the fourth quarter were $279 million in comparison to $324 million in the prior-year quarter.  Volume and price declined 10% and 6%, respectively, on a year-over-year basis.  Demand headwinds persisted as a result of COVID-19, but the impact moderated in the fourth quarter as the global recovery gained momentum in our key end markets.  Segment Adjusted EBITDA of $25 million decreased 29% versus the prior-year quarter primarily due to lower net sales partially offset by improved operational performance and cost reduction actions.  On a sequential basis, APM Net Sales in the fourth quarter increased by 16%, primarily driven by the delayed impact from the global recovery benefiting our product categories deep within their respective value chains.

Chemical Solutions
Chemical Solutions (CS) segment Net Sales in the full year were $358 million, a decrease of 33% vs. the prior year.  Volume was negatively impacted primarily by mine closures in Latin America, related to COVID-19.  Average price declined 4%, driven by market dynamics compared with the prior year.  The divesture of our MAP business in the fourth quarter of 2019 resulted in a 19% impact on a year-over-year basis.  Adjusted EBITDA was $73 million in comparison to $80 million in the prior year.

Chemical Solutions segment Net Sales in the fourth quarter were $95 million, 26% lower vs. the prior year.  Prices and volume were both lower vs. the prior-year quarter, but on a sequential basis, volume increased substantially as Mining Solutions sales strengthened into year-end and Glycolic Acid market demand remained robust.  The divesture of our MAP business in the fourth quarter of 2019 resulted in a 21% impact on a year-over-year basis.  Adjusted EBITDA was $28 million in comparison to $25 million in the prior-year quarter, driven by higher licensing income.

Corporate and Other
Corporate and Other represented a $184 million cost included in Adjusted EBITDA for the full year 2020 in comparison to a $143 million offset in the prior year, primarily attributable to $23 million of higher costs associated with legacy environmental remediation matters and $10 million of higher costs associated with legacy legal matters. Corporate and Other in the fourth quarter 2020 represented a $61 million offset to Adjusted EBITDA vs. $30 million in the prior-year quarter, primarily driven by aforementioned legacy environmental remediation and legal matters.

Liquidity
As of December 31, 2020, consolidated gross debt was $4.1 billion. Debt, net of $1.1 billion cash, was $3.0 billion, resulting in a net leverage ratio of approximately 3.4 times on a trailing twelve-month Adjusted EBITDA basis.  Total liquidity was $1.8 billion.

For the full-year 2020, cash provided by operating activities was $807 million, versus $650 million in 2019. Capital expenditures for 2020 were $267 million in comparison to $481 million in full-year 2019. Full-year 2020 Free Cash Flow was $540 million versus the prior-year Free Cash Flow of $169 million in 2019.

Cash provided by operating activities for the fourth quarter of 2020 was $353 million. Capital expenditures for the fourth quarter 2020 were $53 million.  Free Cash Flow for the fourth quarter 2020 was $300 million vs. the prior-year quarter of $304 million, a decline of $4 million.

As previously announced, during the fourth quarter the company completed a private offering of $800 million in aggregate principal amount of 5.750% senior unsecured notes due 2028.  The proceeds of the offering together with cash on hand were used to fund the purchase price and accrued and unpaid interest for all remaining outstanding 6.625% senior notes due 2023.

EXHIBIT 99.1

Outlook

The company expects to deliver 2021 Adjusted EBITDA within a range of $1.0 to $1.15 billion.  Capital expenditures are expected to be approximately $350 million, with Free Cash Flow of greater than $350 million.  The company expects to deliver Adjusted EPS of between $2.40 and $3.12.

Mr. Vergnano concluded: "We ended 2020 with solid momentum as the global recovery boosted demand in our key end-markets.  Our outlook strikes a balance between the recovery and the natural uncertainty in the progression of the global COVID-19 pandemic.  Our teams have prepared for this moment.  Since spin we have transformed the company to be more resilient and have invested behind key growth strategies.  Looking ahead I strongly believe that we are ready to capitalize on our strategic transformation and create value for all of our stakeholders.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Friday, February 12, 2021 at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration, and air conditioning, transportation, semiconductor and consumer electronics, general industrial, mining and oil and gas.  Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 6,500 employees and 30 manufacturing sites serving approximately 3,300 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2020. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Thomas Sueta
Director, Corporate Communications
+1.302.773.3903
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Net sales	$4,969	$5,526	$6,638
Cost of goods sold	3,902	4,463	4,667
Gross profit	1,067	1,063	1,971
Selling, general, and administrative expense	527	548	657
Research and development expense	93	80	82
Restructuring, asset-related, and other charges	80	87	49
Total other operating expenses	700	715	788
Equity in earnings of affiliates	23	29	43
Interest expense, net	(210)	(208)	(195)
Loss on extinguishment of debt	(22)	—	(38)
Other income (expense), net	21	(293)	162
Income (loss) before income taxes	179	(124)	1,155
(Benefit from) provision for income taxes	(40)	(72)	159
Net income (loss)	219	(52)	996
Less: Net income attributable to non-controlling interests	—	—	1
Net income (loss) attributable to Chemours	$219	$(52)	$995
Per share data
Basic earnings (loss) per share of common stock	$1.33	$(0.32)	$5.62
Diluted earnings (loss) per share of common stock	1.32	(0.32)	5.45

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,105	$943
Accounts and notes receivable, net	511	674
Inventories	939	1,079
Prepaid expenses and other	78	81
Total current assets	2,633	2,777
Property, plant, and equipment	9,582	9,413
Less: Accumulated depreciation	(6,108)	(5,854)
Property, plant, and equipment, net	3,474	3,559
Operating lease right-of-use assets	236	294
Goodwill, net	153	153
Other intangible assets, net	14	21
Investments in affiliates	167	162
Other assets	405	292
Total assets	$7,082	$7,258
Liabilities
Current liabilities:
Accounts payable	$844	$923
Short-term and current maturities of long-term debt	21	134
Other accrued liabilities	577	484
Total current liabilities	1,442	1,541
Long-term debt, net	4,005	4,026
Operating lease liabilities	194	245
Deferred income taxes	36	118
Other liabilities	590	633
Total liabilities	6,267	6,563
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 190,239,883 shares issued and 164,920,648 shares outstanding at December 31, 2020; 188,893,478 shares issued and 163,574,243 shares outstanding at December 31, 2019)	2	2
Treasury stock, at cost (25,319,235 shares at December 31, 2020 and 2019)	(1,072)	(1,072)
Additional paid-in capital	890	859
Retained earnings	1,303	1,249
Accumulated other comprehensive loss	(310)	(349)
Total Chemours stockholders’ equity	813	689
Non-controlling interests	2	6
Total equity	815	695
Total liabilities and equity	$7,082	$7,258

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net income (loss)	$219	$(52)	$996
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	320	311	284
Gain on sales of assets and businesses	(8)	(10)	(45)
Equity in earnings of affiliates, net	—	(3)	18
Loss on extinguishment of debt	22	—	38
Amortization of debt issuance costs and issue discounts	9	9	11
Deferred tax (benefit) provision	(120)	(165)	23
Asset-related charges	22	43	4
Stock-based compensation expense	16	19	24
Net periodic pension cost (income)	14	381	(18)
Defined benefit plan contributions	(21)	(19)	(15)
Other operating charges and credits, net	(22)	(2)	(7)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	175	191	47
Inventories and other operating assets	126	116	(284)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	55	(169)	64
Cash provided by operating activities	807	650	1,140
Cash flows from investing activities
Purchases of property, plant, and equipment	(267)	(481)	(498)
Acquisition of business, net	—	(10)	(37)
Proceeds from sales of assets and businesses, net	5	9	46
Proceeds from life insurance policies	1	1	—
Foreign exchange contract settlements, net	27	(2)	2
Cash used for investing activities	(234)	(483)	(487)
Cash flows from financing activities
Proceeds from issuance of debt	800	—	520
Proceeds from accounts receivable securitization facility	12	128	—
Repayments on accounts receivable securitization facility	(122)	(18)	—
Proceeds from revolving loan	300	150	—
Repayments on revolving loan	(300)	(150)	—
Debt repayments	(943)	(19)	(679)
Payments related to extinguishment of debt	(16)	—	(29)
Payments of debt issuance costs	(10)	—	(12)
Payments on finance leases	(6)	(3)	—
Deferred acquisition-related consideration	(10)	—	—
Purchases of treasury stock, at cost	—	(322)	(644)
Proceeds from exercised stock options, net	16	9	16
Payments related to tax withholdings on vested stock awards	(2)	(30)	(17)
Payments of dividends to the Company's common shareholders	(164)	(164)	(148)
Distributions to non-controlling interest shareholders	(4)	—	—
Cash used for financing activities	(449)	(419)	(993)
Effect of exchange rate changes on cash and cash equivalents	38	(6)	(15)
Increase (decrease) in cash and cash equivalents	162	(258)	(355)
Cash and cash equivalents at January 1,	943	1,201	1,556
Cash and cash equivalents at December 31,	$1,105	$943	$1,201

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$208	$204	$206
Income taxes, net of refunds	78	85	75
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$31	$85	$37
Obligations incurred under build-to-suit lease arrangement	—	40	47
Non-cash financing arrangements	16	11	—
Deferred payments related to acquisition of business	—	15	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Titanium Technologies	$691	$610	$81	$612	$79
Thermal & Specialized Solutions	272	290	(18)	293	(21)
Advanced Performance Materials	279	324	(45)	240	39
Chemical Solutions	95	129	(34)	88	7
Total Net Sales	$1,337	$1,353	$(16)	$1,233	$104

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2020	2019	(Decrease)	2020	(Decrease)
Titanium Technologies	$149	$115	$34	$129	$20
Thermal & Specialized Solutions	105	82	23	105	—
Advanced Performance Materials	25	35	(10)	7	18
Chemical Solutions	28	25	3	12	16
Corporate and Other	(61)	(30)	(31)	(43)	(18)
Total Adjusted EBITDA	$246	$227	$19	$210	$36

Adjusted EBITDA Margin	18%	17%		17%

Quarterly Change in Net Sales from the three months ended December 31, 2019
	December 31, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2019	Price	Volume	Currency	Portfolio
Total Company	$1,337	(1)%	(6)%	5%	2%	(2)%

Titanium Technologies	$691	13%	(6)%	17%	2%	—%
Thermal & Specialized Solutions	272	(6)%	(7)%	—%	1%	—%
Advanced Performance Materials	279	(14)%	(6)%	(10)%	2%	—%
Chemical Solutions	95	(26)%	(1)%	(4)%	—%	(21)%

Quarterly Change in Net Sales from the three months ended September 30, 2020
	December 31, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,337	8%	(2)%	9%	1%	—%

Titanium Technologies	$691	13%	(1)%	13%	1%	—%
Thermal & Specialized Solutions	272	(7)%	(3)%	(4)%	—%	—%
Advanced Performance Materials	279	16%	2%	13%	1%	—%
Chemical Solutions	95	8%	(14)%	22%	—%	—%

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales
	Year Ended
	December 31,		Increase /
	2020	2019	(Decrease)
Titanium Technologies	$2,402	$2,345	$57
Thermal & Specialized Solutions	1,105	1,318	(213)
Advanced Performance Materials	1,104	1,330	(226)
Chemical Solutions	358	533	(175)
Total Net Sales	$4,969	$5,526	$(557)

Segment Adjusted EBITDA
	Year Ended
	December 31,		Increase /
	2020	2019	(Decrease)
Titanium Technologies	$510	505	$5
Thermal & Specialized Solutions	354	398	(44)
Advanced Performance Materials	126	180	(54)
Chemical Solutions	73	80	(7)
Corporate and Other	(184)	(143)	(41)
Total Adjusted EBITDA	$879	$1,020	$(141)

Adjusted EBITDA Margin	18%	18%

Change in Net Sales from the year ended December 31, 2019
	December 31, 2020	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2019	Price	Volume	Currency	Portfolio
Total Company	$4,969	(10)%	(5)%	(3)%	—%	(2)%

Titanium Technologies	$2,402	2%	(6)%	8%	—%	—%
Thermal & Specialized Solutions	1,105	(16)%	(7)%	(9)%	—%	—%
Advanced Performance Materials	1,104	(17)%	(2)%	(15)%	—%	—%
Chemical Solutions	358	(33)%	(4)%	(10)%	—%	(19)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Net income (loss) attributable to Chemours	$19	$(317)	$76	$219	$(52)
Non-operating pension and other post-retirement employee benefit cost (income) (1)	1	373	(1)	(1)	368
Exchange (gains) losses, net	(2)	4	9	26	2
Restructuring, asset-related, and other charges	43	38	9	80	87
Loss on extinguishment of debt	22	—	—	22	—
(Gain) loss on sales of assets and businesses (2)	(8)	1	—	(8)	(10)
Transaction costs (3)	—	2	—	2	3
Legal and environmental charges (4)	37	132	1	49	175
Adjustments made to income taxes (5)	9	(5)	(10)	(23)	—
Benefit from income taxes relating to reconciling items (6)	(18)	(136)	(6)	(37)	(154)
Adjusted Net Income	103	92	78	329	419
Interest expense, net	50	52	53	210	208
Depreciation and amortization	80	79	79	320	311
All remaining provision for income taxes	13	4	—	20	82
Adjusted EBITDA	$246	$227	$210	$879	$1,020

Adjusted effective tax rate (7)	11%	4%	—%	6%	16%
(1)

The year ended December 31, 2019 includes a $380 settlement loss related to a significant portion of our Netherlands pension plan, specific to the vested pension benefits of the inactive participants. See “Note 27 – Long-term Employee Benefits” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details.

(2)

The year ended December 31, 2020 includes a gain of $6 recognized in connection with the sale of our Oakley, California site. The year ended December 31, 2019 includes a non-cash gain of $9 recognized in connection with the sale our Repauno, New Jersey site.

(3)	Includes costs associated with our debt transactions, as well as accounting, legal, and bankers’ transaction costs incurred in connection with our strategic initiatives.
(4)

Legal charges pertain to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. The year ended December 31, 2020 includes $29 incurred in connection with our portion of the costs to settle PFOA multi-district litigation. Environmental charges pertain to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The year ended December 31, 2020 includes $5 related to detailed engineering design for on-site remediation projects at Fayetteville, as well as $8 based on the aforementioned assessment associated with certain estimated liabilities at Fayetteville. The year ended December 31, 2019 includes $168 in additional charges related to the approved final Consent Order associated with certain matters at Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details.

(5)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, historical valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(6)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(7)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Numerator:
Net income (loss) attributable to Chemours	$19	$(317)	$76	$219	$(52)
Adjusted Net Income	103	92	78	329	419
Denominator:
Weighted-average number of common shares outstanding - basic	165,056,160	163,519,362	164,762,621	164,681,827	164,816,839
Dilutive effect of the Company's employee compensation plans (1)	3,031,379	1,370,113	1,851,050	1,664,702	2,428,184
Weighted-average number of common shares outstanding - diluted (1)	168,087,539	164,889,475	166,613,671	166,346,529	167,245,023

Basic earnings (loss) per share of common stock	$0.12	$(1.94)	$0.46	$1.33	$(0.32)
Diluted earnings (loss) per share of common stock (1)	0.11	(1.94)	0.46	1.32	(0.32)
Adjusted basic earnings per share of common stock	0.62	0.56	0.47	2.00	2.54
Adjusted diluted earnings per share of common stock (1)	0.61	0.56	0.47	1.98	2.51
(1)

In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and twelve months ended December 31, 2019. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and twelve months ended December 31, 2019, as Adjusted Net Income was in a net income position.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2021 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	(Estimated)
	Year Ending December 31, 2021
	Low	High
Net income attributable to Chemours	$386	$508
Transaction costs	17	17
Adjusted Net Income	403	525
Interest expense, net	191	191
Depreciation and amortization	315	315
All remaining provision for income taxes	91	119
Adjusted EBITDA	$1,000	$1,150

Weighted-average number of common shares outstanding - basic (1)	165.1	165.1
Dilutive effect of the Company's employee compensation plans (1,2)	3.0	3.0
Weighted-average number of common shares outstanding - diluted (1,2)	168.1	168.1

Basic earnings per share of common stock	$2.34	$3.08
Diluted earnings per share of common stock (2)	2.30	3.02
Adjusted basic earnings per share of common stock	2.44	3.18
Adjusted diluted earnings per share of common stock (2)	2.40	3.12
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the three months ended December 31, 2020, which are carried forward for the projection period.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flows to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2020	2019	2020	2020	2019
Cash provided by operating activities	$353	$400	$299	$807	$650
Less: Purchases of property, plant, and equipment	(53)	(96)	(47)	(267)	(481)
Free Cash Flows	$300	$304	$252	$540	$169

2021 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ending December 31, 2021
Cash flow provided by operating activities	$	>700
Less: Purchases of property, plant, and equipment		~(350)
Free Cash Flows	$	>350
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2020	2019
Adjusted EBITDA (1)	$879	$1,020
Less: Depreciation and amortization (1)	(320)	(311)
Adjusted EBIT	$559	$709

	As of December 31,
	2020	2019
Total debt	$4,026	$4,160
Total equity	815	695
Less: Cash and cash equivalents	(1,105)	(943)
Invested capital, net	$3,736	$3,912
Average invested capital (2)	$3,895	$4,102

Return on Invested Capital	14%	17%
(1)

Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. Refer to the preceding table for the reconciliation of Adjusted EBITDA to net income (loss) attributable to Chemours for the years ended December 31, 2020 and 2019.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of December 31,
	2020	2019
Total debt principal	$4,061	$4,196
Less: Cash and cash equivalents	1,105	943
Total debt principal, net	$2,956	$3,253

	Year Ended December 31,
	2020	2019
Adjusted EBITDA (1)	$879	$1,020

Net Leverage Ratio	3.4x	3.2x
(1)

Reconciliations of Adjusted EBITDA to net income (loss) attributable to Chemours are provided on a quarterly basis. Refer to the preceding table for the reconciliation of Adjusted EBITDA to net income (loss) attributable to Chemours for the years ended December 31, 2020 and 2019.